Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated March 21, 2007                                  File No. 333-132319-04

Subject: CRMSI 2007-1 ***PRICING INFO***


Lead: Citigroup                     Co-Manager: Lehman
Tranche Size  Type     Credit   Ratings    WAL   Levels   Coupon   Yield   Price
                       Enhance   (SP/M)
Offered Certificates
A-1A 55.044  FXD/SEN     14.75%  Aaa  AAA  1.00  EDSF+17    5.705  5.371  99.999
A-1B 200.00  FLTR/SEN    14.75%  Aaa  AAA  1.00  1mL+9                   100.000
A-2  85.207  FXD/SEN     14.75%  Aaa  AAA  2.20  ISwap+42   5.540  5.423  99.998
A-3  72.446  FXD/SEN     14.75%  Aaa  AAA  3.00  N+65       5.667  5.595  99.997
A-4  95.980  FXD/SEN     14.75%  Aaa  AAA  5.00  N+91       5.892  5.872  99.997
A-5  40.531  FXD/SEN/LCF 14.75%  Aaa  AAA  8.07  ISwaps+101 6.046  6.058  99.999
A-6  61.023  FXD/SEN/NAS 14.75%  Aaa  AAA  6.35  ISwaps+70  5.702  5.697  99.996
M-3  7.158   FXD/MEZZ    8.50%   Aa3  AA-  5.44  CALL DESK
M-4  6.442   FXD/MEZZ    7.60%   Aa3  A+   5.44  CALL DESK
M-5  8.590   FXD/MEZZ    6.40%   A1   A    5.44  CALL DESK
M-6  4.295   FXD/MEZZ    5.80%   A2   A-   5.44  CALL DESK

Non-Offered Certificates:
M-1  17.896  FXD/MEZZ    12.25%  Aa1   AA+  5.44
M-2  19.685  FXD/MEZZ    9.50%   Aa2   AA   5.44
M-7  5.726   FXD/MEZZ    5.00%   A3    BBB+ 5.44
M-8  4.295   FXD/MEZZ    4.40%   Baa1  BBB  5.44
M-9  6.443   FXD/MEZZ    3.50%   Baa2  BBB- 5.44

Expected Settlement:  March 29, 2007
YB ticker:            crmsi07.1
Intex deal name:      citicrmsi_2007_1_a1split
Intex password:       3UV4


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you
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